Exhibit 99.1

Risk Factors

This section identifies specific risks that should be considered carefully in evaluating our business. Any of these risks could adversely affect our business, results of operations or financial condition. Although we believe that these risks represent the material risks relevant to us, our business and our industry, new material risks may emerge that we are currently unable to predict. As a result, this description of the risks that affect our business and our industry is not exhaustive. The risks discussed below could cause our actual results to differ materially from our historical results or the results contemplated by the forward-looking statements contained in Exhibit 99.3, Forward-Looking Statements.

Material weaknesses and other control deficiencies relating to our internal control over financial reporting could result in errors in our reported results and could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

Our internal control over financial reporting has been insufficient to allow us to accurately report our financial results in a timely manner.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements will not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process, and it is possible to design into the process safeguards to reduce, though not eliminate, the risk.

Management’s assessment of our internal control over financial reporting as of December 31, 2008 concluded that our internal control over financial reporting was not effective and that material weaknesses existed. Until these material weaknesses and other control deficiencies are remediated, they could lead to errors in our reported financial results and could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

As described in “Part I—Item 4—Controls and Procedures” we are currently in the process of remediating our identified material weaknesses. Management’s continuing evaluation and work to enhance our internal control over financial reporting will require the dedication of additional resources and management time and expense. If we fail to establish and maintain adequate internal control over financial reporting, including any failure to implement remediation measures and enhancements for internal controls, or if we experience difficulties in their implementation, our business, financial condition and operating results could be harmed.

Any material weakness or unsuccessful remediation could affect investor confidence in the accuracy and completeness of our financial statements. As a result, our ability to obtain any additional financing, or additional financing on favorable terms, could be materially and adversely affected, which in turn could materially and adversely affect our business, our strategic alternatives, our financial condition and the market value of our securities. In addition, perceptions of us among customers, lenders, investors, securities analysts and others could also be adversely affected. Current material weaknesses or any weaknesses or deficiencies identified in the future could also hurt confidence in our business and the accuracy and completeness of our financial statements, and adversely affect our ability to do business with these groups.

We can give no assurances that the measures we have taken to date, or any future measures we may take, will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to our failure to implement and maintain adequate internal control over financial reporting. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or ensure the fair and accurate presentation of our financial statements included in our periodic reports filed with the SEC.

Our common stock is traded on the Pink OTC Markets (Pink Sheets), which may reduce our liquidity, stock price, and access to the capital markets. If we are unable to relist on an exchange (such as Nasdaq) we may lose the confidence of suppliers, customers, employees, investors, security analysts, and institutional investors.

The trading of our common stock on the Pink Sheets may reduce the price of our common stock and the levels of liquidity available to our stockholders. In addition, the trading of our common stock on the Pink Sheets may materially and adversely affect our access to the capital markets, and the limited liquidity and reduced price of our common stock could materially and adversely affect our ability to raise capital through alternative financing sources on terms acceptable to us or at all. If we are unable to relist on an exchange such as The Nasdaq Stock Market, we may lose the confidence of our suppliers, customers, employees, investors, and security analysts, and obtain fewer business development opportunities.

Our continued delayed filings had and could continue to have material impacts on our business and liquidity.

If we are not able to become or remain current in our filings with the SEC, we will face several adverse consequences and restrictions. We will not be able to have a registration statement under the Securities Act of 1933, covering a public offering of securities, declared effective by the SEC, or make offerings pursuant to existing registration statements; we will not be able to make an offering to any purchasers not qualifying as “accredited investors” under certain “private placement” rules of the SEC under Regulation D; we will not be eligible to use a “short form” registration statement on Form S-3 for a period of at least 12 months after the time we become current in our periodic and current reports under the Securities Exchange Act of 1934, as amended; we will not be able to deliver the requisite annual report and proxy statement to our stockholders to hold our annual stockholders meeting; our employees cannot be granted stock options, nor will they be able to exercise stock options registered on Form S-8, as Form S-8 is currently not available to us; and our common stock may not be eligible for relisting on The Nasdaq Stock Market or alternative exchanges. These restrictions may impair our ability to raise funds in the public markets, should we desire to do so, and to attract and retain employees.

The Review and resulting restatement, SEC and U.S. Department of Justice (“DOJ”) investigations and other investigations, legal and administrative proceedings have increased our costs and could result in fines, injunctions, orders, and penalties which could materially adversely affect our business, financial condition, results of operations, and liquidity.

We are involved in ongoing material legal proceedings. See “Part II—Item 1—Legal Proceedings.” These proceedings and other legal actions may harm our business or liquidity in the future. The actions currently pending result primarily from matters relating to our restatement and Review, and from intellectual property-related litigation and claims.

We have incurred and expect to continue to incur substantial expenses for legal and accounting services due to the Review and resulting SEC and DOJ investigations. These matters will likely divert more of our management’s time and attention and cause us to continue to incur substantial costs. Such investigations can also lead to fines or injunctions or orders with respect to future activities. We could incur substantial additional costs to defend and resolve litigation, investigations or proceedings arising out of or related to the restatement and Review. In addition, we could be exposed to enforcement or other actions with respect to these matters by the SEC’s Division of Enforcement, the DOJ or other federal or state agencies. At this point, we are unable to predict the duration, scope or result of these investigations or whether any of these agencies will commence any legal action. Any such investigations may result in us being subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our business, results of operations, financial condition and liquidity.

In connection with our pending legal proceedings, including any further litigation that is pursued or other relief sought by persons asserting claims for damages allegedly resulting from or based on the restatement or related events, we will incur defense costs that may exceed our insurance coverage. We may also incur costs if the insurers of our directors and our liability insurers deny coverage for the costs and expenses related to any litigation.

Many of our pending legal proceedings are in the early stages and we cannot predict their outcomes. However, irrespective of the outcomes, we may incur substantial costs, including defense costs, and these matters may divert the attention of our technical and management personnel, which could materially harm our business. Moreover, if we do not prevail in any such actions, we could be required to pay substantial damages or settlement costs. Adverse outcomes or other developments during the course of litigation or other proceedings may harm our business, financial condition, results of operations or liquidity as well as investors’ perception of our business, any of which could harm our stock price.

Our accounting policies and methods require management to make judgments and estimates about matters that are inherently uncertain, which may result in our actual results differing significantly from those generated by our judgments and estimates.

Our accounting policies and methods require management to exercise judgment in applying many of these accounting policies and methods so that these policies and methods comply with generally accepted accounting principles in the U.S. (“GAAP”) and reflect management’s judgment of the most appropriate manner to report our financial condition and results of operations. For a description of our significant accounting policies, see Note 3, “Summary of Significant Accounting Policies” in the notes to the consolidated financial statements of our annual report on Form 10-K for the year ended December 31, 2008, filed concurrently with this quarterly report on Form 10-Q.

The accounting policies we have identified as critical to the presentation of our financial condition and results of operations are described in Exhibit 99.2, Critical Accounting Policies. We believe these policies are critical because they require management to make particularly subjective or complex judgments about matters that are inherently uncertain at the end of a period and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. Due to the complexity of these critical accounting policies, our accounting methods relating to these policies involve substantial use of estimates. Estimates are inherently imperfect predictors of actual results because they are based on assumptions, including assumptions about future events. Our estimates may not include assumptions that reflect very positive or very negative market conditions and, accordingly, our actual results could differ significantly from those generated by our estimates. As a result, the estimates that we use to prepare our financial statements, as well as our estimates of our future results of operations, may be significantly inaccurate.

The restatement and other factors may make the market price of our stock highly volatile.

The market price of our common stock could fluctuate substantially in the future. Investors may be unable to resell our common stock at or above their purchase price. This volatility may subject our stock price to material fluctuations due to the factors discussed in this Exhibit 99.1, and other factors including market reaction to acquisitions and trends in sales, marketing, and research and development; rumors or dissemination of false information; changes in coverage or earnings estimates by analysts; our ability to meet analysts’ or market expectations; and sales of common stock by existing stockholders.

Our failure to comply with extensive government regulations could subject us to penalties and materially adversely affect our business, results of operations and financial condition.

Our medical device products and operations are subject to extensive regulation by the FDA and various other federal, state and foreign governmental authorities. Government regulations and foreign requirements specific to medical devices are wide ranging and govern, among other things:

•	design, development and manufacturing;

•	testing, labeling and storage;

•	clinical trials;

•	product safety;

•	marketing, sales and distribution;

•	pre-market clearance and approval;

•	record keeping procedures;

•	advertising and promotions;

•	recalls and field corrective actions;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; and

•	product import and export.

The FDA and other governmental authorities have broad enforcement powers, and our failure to comply with these regulatory requirements could result in governmental agencies or a court taking action, including any of the following, which would adversely affect our business:

•	issuing public warning letters to us;

•	imposing fines and penalties on us;

•	obtaining an injunction preventing us from manufacturing or selling our products;

•	bringing civil or criminal charges against us;

•	delaying the introduction of our products into the market;

•	delaying pending requests for clearance or approval of new uses or modifications to our existing products;

•	recalling, detaining or seizing our products; or

•	withdrawing or denying approvals or clearances for our products.

Failure to obtain FDA clearance or approval for our products could materially adversely affect our business, results of operations, financial condition, and future growth prospects.

In the U.S., before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we must first receive either premarket clearance under Section 510(k) of the U.S. Federal Food, Drug, and Cosmetic Act, or FDCA, or approval of a Premarket Approval, or PMA, submission from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA approval pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in clinical trials. Both of these processes can be expensive and lengthy and entail significant user fees, unless exempt. The FDA’s 510(k) clearance process usually takes from three to 12 months, but it can last longer. The process of obtaining PMA approval is much more costly and uncertain than the 510(k) clearance process. It generally takes from one to three years, or even longer, from the time the PMA application is submitted to the FDA until an approval is obtained. There is no assurance that we will be able to obtain FDA clearance or approval for any of our new products on a timely basis, or at all. Failure to obtain FDA clearance or approval for our new products could materially adversely affect our business, results of operations, financial condition, and future growth prospects.

We require foreign regulatory approvals to market and sell our products in other countries. Failure to obtain and maintain these regulatory approvals would harm our ability to generate revenue.

To be able to market and sell our products in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals and the time required for regulatory review, vary from country to country. Obtaining and maintaining foreign regulatory approvals is expensive, and we cannot be certain that we will receive regulatory approvals in any foreign country in which we plan to market our products. If we fail to obtain or maintain regulatory approval in any foreign country in which we plan to market our products, our ability to generate revenue will be harmed.

Modifications to our currently FDA-cleared products may require new regulatory clearance or approvals or require us to recall or cease marketing our current products until clearances or approvals are obtained.

After a device receives 510(k) premarket notification clearance from the FDA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, packaging, and certain manufacturing process may require a new 510(k) clearance or PMA approval. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) clearance or PMA approval in the first instance, but the FDA may review any manufacturer’s decision and may retroactively require the manufacturer to submit a premarket notification requesting 510(k) clearance or an application for PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or approval is obtained. FDA guidance documents define when to submit premarket notifications for new or modified devices. These guidance documents also define modifications for which a new 510(k) is not required. We have modified some of our marketed devices, and have determined that in certain instances new 510(k) clearances or PMA approvals are not required. No assurance can be given that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA approval. If the FDA requires us to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval, our business, financial condition, results of operations and future growth prospects could be materially adversely affected.

If we or our third-party manufacturers fail to comply with FDA’s Quality System Regulations, our manufacturing operations could be interrupted and our sales and our ability to generate profits could suffer.

We and certain of our third-party manufacturers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. We and our manufacturers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market our products overseas. The FDA enforces the QSR through periodic and unannounced inspections of manufacturing facilities. If our facilities or those of our manufacturers fail to take satisfactory corrective action in response to an adverse QSR inspection, the FDA could take enforcement action, including any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for 510(k) clearance or premarket approval of new products or modified products;

•	withdrawing 510(k) clearances on PMA approvals that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.

Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Our products may in the future be subject to product recalls that could harm our reputation, business operations and financial results, and if our products cause or contribute to a death or serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or FDA enforcement actions.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Further, under the FDA medical device reporting regulations, or MDR, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

We may be subject to fines, penalties or injunctions if we are determined to be promoting the use of our products for unapproved or “off-label” uses, which would adversely affect our financial condition.

Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. Physicians may use our products off-label, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired. Although our policy is to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

Changes in coverage and reimbursement for procedures using our products could affect use of our devices and our future revenue.

The demand for our products is highly dependent on the policies of third-party payors such as Medicare, Medicaid, private insurance, and managed care organizations that reimburse our customers when they use our products. Failure by physicians, hospitals and other users of our products to obtain sufficient coverage and reimbursement from health care payors for procedures in which our products are used, or adverse changes in environmental and private third-party payors’ policies toward coverage and reimbursement for such procedures would have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

In the U.S., third-party payors continue to implement initiatives that restrict the use of certain technologies to those that meet certain clinical evidentiary requirements. We are aware of several third-party payors in the U.S., including governmental payors such as Medicare and Medicaid and private health insurance companies, who consider Coblation technology used in certain procedures to treat certain clinical conditions to be experimental or investigational. These payors have developed policies that deny coverage and therefore make no reimbursement for such procedures using our devices. Procedures using our devices that are not covered by some payors include such procedures as plasma disc decompression, or Coblation nucleoplasty, as well as Coblation or radiofrequency volumetric tissue reduction for (1) removing soft tissue during arthroscopic surgery, (2) hypertrophied nasal turbinates for the treatment of chronic nasal obstruction or obstructive sleep apnea and (3) soft palate and tongue for the treatment of obstructive sleep apnea. However, some payors in the U.S. provide coverage and reimbursement for Coblation tonsillectomy for certain clinical indications and percutaneous vertebroplasty for patients that meet specified criteria. In addition, some payors are moving toward a managed care system and control their health care costs by limiting authorizations for surgical procedures, including elective procedures using our devices. Failure to obtain favorable payor policies could have a material adverse effect on our business and operations.

In addition to uncertainties surrounding coverage policies, third-party payors from time-to-time update reimbursement amounts and also revise the methodologies used to determine reimbursement amounts. This includes annual updates to payments to ambulatory surgical centers and physicians for procedures using our products. Because reimbursement for our products generally is included as part of the payments for procedures, these updates directly impact the amounts recognized for the costs of our products. An example of payment updates is the Medicare program updates to physician payments, which is done on an annual basis using a prescribed formula that results in lowered payments for physician services. In the past, Congress has passed legislation to prevent certain reductions in Medicare payments to physicians. Unless Congress does so for 2010, the prescribed formula would result in a 21.5 percent reduction in aggregate Medicare payments to physicians. Legislative proposals have been introduced to revise the statutory formula and prevent the rate reduction. We are unable to predict, however, whether the legislation would be passed or what future changes will be made to compute Medicare payments or reimbursement amounts used by other third-party health care payors.

Further, as part of the Obama administration’s efforts to pass extensive federal healthcare reforms, there have already been several new legislative initiatives which could have a negative impact on the demand for our products and our business. It is unclear at this time how these initiatives would influence policies on coverage and reimbursement. Nor can we predict whether the proposed reform measures, if adopted, or any federal legislation enacted in the future will have on our revenues, profit margins, profitability, operating cash flows and results of operations.

If we obtain the necessary international regulatory approvals, market acceptance of our products in international markets would be dependent, in part, upon the availability of coverage and reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. We intend to seek international reimbursement approvals, although we cannot assure investors that any such approvals will be obtained in a timely manner, if at all. We are also unable to predict at this time the impact on our business of any future changes, if any, that are made to coverage and reimbursement policies by government action in key international markets.

We may be the subject of federal and state government civil and criminal enforcement efforts against health care companies, which could result in civil and/or criminal penalties which could have a material negative impact on our operations and financial condition.

In addition to uncertainties surrounding coverage policies, both federal and state government agencies have heightened civil and criminal enforcement efforts against health care companies, as well as their executives and managers. These efforts generally relate to a wide variety of matters, including referral and billing practices, and implicate a variety of state and federal laws, including state insurance fraud provisions, common law fraud theories, as well as both state and federal fraud-and-abuse, anti-kickback, and false claims statutes. Although we no longer directly bill any payor, some of our prior activities could become the subject of additional governmental investigations or inquiries. If we do not comply with the laws and regulations relevant to our business, we could be subject to civil and/or criminal penalties which could have a material negative impact on our operations and financial condition.

If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer civil and criminal penalties, be required to pay substantial damages and make significant changes to our products and operations.

During the past several years, the U.S. health care industry has been subject to an increase in governmental regulation at both the federal and state levels. We are subject to numerous federal and state regulations. As part of our internal compliance program, we review our sales and marketing materials, contracts and programs with counsel, and require employees and marketing representatives to participate in regular training. We also have adopted and train our personnel on the code of conduct for Interactions with Health Care Professionals promulgated by the Advanced Medical Technology Association, or AdvaMed, a leading trade association representing medical device manufacturers. Most recently, we amended our Code of Business Conduct and Ethics (the “Code of Ethics”) in August 2009. Originally adopted in 2004 to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, the Code was amended to qualify as well as a “code of conduct” under the current Federal Sentencing Guidelines and “Compliance Program Guidance for Pharmaceutical Manufacturers” 68 FR 23731 (May 5, 2003) applicable to medical device companies as published by the Office of Inspector General for the Department of Human Services. The Code of Ethics applies to all of our directors, officers, employees and agents. It also serves as an essential element of our Corporate Compliance Program, as announced in August 2009. However, we can give no assurances that our compliance program will ensure that the Company is in compliance with existing or future applicable laws and regulations. If our compliance program fails to meet its objectives, or if we otherwise fail to comply with existing or future applicable laws and regulations, we could suffer civil or criminal penalties. We devote significant operational and managerial resources to comply with these laws and regulations. Different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make significant changes to our products and operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business.

Failure to market our products that use Coblation technology could adversely affect our financial condition, results of operations and future growth prospects.

We commercially introduced our Coblation technology product lines in December 1995. Our Coblation technology product lines accounted for nearly 70 percent of our product sales in 2008 and we are highly dependent on these sales. We cannot assure you that we will be able to continue to manufacture arthroscopy products based on our Coblation technology in commercial quantities at acceptable costs, or that we will be able to continue to market such products successfully.

To achieve increasing disposable device sales over time, we believe we must continue to penetrate the market in other orthopedic procedures, expand physicians’ education with respect to Coblation technology, and continue working on new product development efforts.

Moreover, our ability to market our products depends on clinical reports and recommendations by influential surgeons supporting our Coblation technology in certain key procedures. We believe that surgeons will not use our products unless they determine based on experience, clinical data and other factors, that our products are an attractive alternative to conventional means of tissue ablation. We believe that if recommendations and endorsements by influential surgeons cease or long-term data do not support our current claims of efficacy, our business, financial condition, results of operations and future growth prospects could be materially adversely affected.

We may not be able to keep pace with technological change or successfully develop new products with wide market acceptance, which could cause us to lose business to competitors.

We compete in a market characterized by rapidly changing technology. We may not be able to keep pace with technology or to develop viable new products. Our future financial performance will depend in part on our ability to develop and manufacture new products in a cost-effective manner, to introduce these products to the market on a timely basis, and to achieve market acceptance of these products. Factors which may result in delays of new product introductions or cancellation of our plans to manufacture and market new products include capital constraints, research and development delays, and delays in acquiring regulatory approvals. Our new products and new product introductions may fail to achieve expected levels of market acceptance. Factors impacting the level of market acceptance include our ability to successfully implement new technologies, the timeliness of our product introductions, our product pricing strategies, our available financial and technological resources for product promotion and development, our ability to show clinical benefit from our products, and the availability of reimbursement for our products as discussed in the risk factor titled “Changes in coverage and reimbursement for procedures using our products could affect physicians” above.

The markets for our products are intensely competitive, which may result in our competitors developing technologies and products that are more effective than ours or that make our technologies and products obsolete. Many of our competitors have significantly greater resources and market power than we do.

The markets for our current products in our core businesses are intensely competitive. These markets include arthroscopy, spinal surgery and ENT surgery. We cannot assure you that other companies will not succeed in developing technologies and products that are more effective than ours, or that would render our technologies or products obsolete or uncompetitive in these markets.

Our primary competitors across all of our operating units consist of Medtronic, Inc., Smith & Nephew, Stryker Corporation, Johnson & Johnson, Cardinal Health/Allegiance, Olympus (also known as Gyrus), Arthrex, Inc. and Cook Medical. These competitors tend to be large, well-financed companies with diverse product lines who may have significantly greater financial, manufacturing, marketing, distribution and technical resources than we do. Some of these companies offer broad product lines that they may offer as a single package and frequently offer significant price discounts as a competitive tactic. Furthermore, some of our competitors utilize purchasing contracts that link discounts on the purchase of one product to purchases of other products in their broad product lines. Many of the hospitals in the U.S. have purchasing contracts with our competitors. Accordingly, customers may be dissuaded from purchasing our products instead of our competitors’ products to the extent the purchase would cause them to lose discounts on our competitors’ products. In addition, we are aware of several small companies offering alternative treatments for back pain and other ailments or indications that may indirectly compete with our products.

If we were to be unable to continue to compete for any of the above reasons, it could have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, business, financial condition, results of operations and future growth prospects.

Our ability to compete effectively depends in part on developing and maintaining the proprietary aspects of our Coblation technology and our acquired technologies. We believe that our issued patents are directed at the core technology used in our soft-tissue surgery systems, including both multi-electrode and single electrode configurations of our disposable devices, as well as the use of Coblation technology in specific surgical procedures. In addition, we believe that our issued patents are directed at many of the core features of our acquired technologies from Opus, Parallax, Atlantech and ATI.

There is no assurance that the patents we have obtained, or any patents we may obtain as a result of our pending U.S. or international patent applications, will provide any competitive advantages for our products. We also cannot assure investors that those patents will not be successfully challenged, invalidated or circumvented prior to their expiration. Our earliest Coblation patents begin to expire in 2012. In addition, we cannot provide assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, have not already applied for or obtained, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with our ability to make, use and sell our products either in the U.S. or in international markets. In Sports Medicine, many of our competitors have licensed our technology for limited fields of use. Patent applications are maintained in secrecy for a period after filing. We may not be aware of all of the patents and patent applications potentially adverse to our interests.

A number of medical device and other companies, universities and research institutions have filed patent applications or have issued patents relating to monopolar and/or bipolar electrosurgical methods and apparatus. We have received, and we may receive in the future, notifications of potential conflicts of existing patents, pending patent applications and challenges to the validity of existing patents. In addition, we have become aware of, and may become aware of in the future, patent applications and issued patents that relate to our products and/or the surgical applications and issued patents and, in some cases, have obtained internal and/or external opinions of counsel regarding the relevance of certain issued patents to our products. We do not believe that our products currently infringe any valid and enforceable claims of the issued patents that we have reviewed. However, if third-party patents or patent applications contain claims infringed by our technology and such claims are ultimately determined to be valid, we may not be able to obtain licenses to those patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. Our inability to do either would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. We cannot assure investors that we will not have to defend ourselves in court against allegations of infringement of third-party patents, or that such defense would be successful.

In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. We require our key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. These agreements generally provide that all confidential information, developed or made known to the individual during the course of the individual’s relationship with us, is to be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. We cannot assure investors that employees will not breach such agreements, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors.

We are, and may in the future be, subject to intellectual property claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. We are currently involved in intellectual property litigation, as described in “Part II—Item 1—Legal Proceedings.”

We cannot assure you that we will not become subject to additional patent infringement claims or other litigation, including interference proceedings declared by the U.S. Patent and Trademark Office, or USPTO, to determine the priority of inventions. The defense and prosecution of intellectual property lawsuits generally, USPTO reexamination and interference proceedings and related legal and administrative proceedings, are costly and time-consuming. If other parties violate our proprietary rights, further litigation may be necessary to enforce our patents, to protect trade secrets or know-how we own or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or reexamination or interference proceedings will be costly and cause significant diversion of effort by our technical and management personnel.

An adverse determination in existing litigation, additional litigation or reexamination or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using certain technology. Furthermore, we cannot assure you that we could obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in judicial or administrative proceedings or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition, results of operations, and future growth prospects.

Product liability claims could adversely impact our financial condition and impair our reputation.

Our business exposes us to potential product liability risks which are inherent in the design, manufacture and marketing of medical devices. In addition, many of our products are designed to be implanted in the human body for long periods of time. Component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information with respect to these or other products we manufacture or sell could result in an unsafe condition or injury to a patient. The occurrence of such a problem could result in product liability claims or a recall of one or more of our products, which could ultimately result in the removal from the body of such products and claims regarding associated costs and damages, which could materially adversely impact our business, financial condition, results of operations, our ability to attract and retain customers for our products, and future growth prospects.

We cannot assure you that our current product liability insurance coverage limits are adequate to protect us from any liabilities we might incur in connection with the development, manufacture and sale of our products. In addition, we may require increased product liability coverage as products are successfully commercialized in additional applications. Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations, our ability to attract and retain customers for our products, and future growth prospects.

Disruptions or other adverse developments at our Costa Rica facility could materially adversely affect our business.

Our high-volume disposable devices and controllers are manufactured at our Company-owned facility in an industrial park in San Jose, Costa Rica. If our Costa Rica facility is not able to produce sufficient quantities of our controllers and products with adequate quality, or if our Costa Rica operations are disrupted for any reason, then we may be forced to locate alternative manufacturing facilities, including facilities operated by third parties. Disruptions may include, but are not limited to: changes in the legal and regulatory environment in Costa Rica; slowdowns or work stoppages within the Costa Rican customs authorities; acts of God; and other issues associated with significant operations that are remote from our headquarters and operations centers. Additionally, continued growth in product sales could outpace the ability of our Costa Rican operation to supply ordered products on a timely basis or cause us to take actions within our supply and manufacturing operations which increase costs, complexity and timing. Locating alternative facilities would be time-consuming, would disrupt our production and cause shipment delays and could result in damage to our reputation and profitability. Additionally, we cannot assure you that alternative manufacturing facilities would offer the same cost structure as our Costa Rica facility.

We are dependent on key suppliers, and supply disruptions could materially adversely affect our business, financial condition, results of operations and future growth prospects.

Some of the key components of our products are purchased from single vendors. If the supply of materials from a single source supplier were interrupted, replacement or alternative sources might not be readily obtainable due to the regulatory and other requirements applicable to our manufacturing operations or the availability of certain product drawings and/or specifications. A new or supplemental filing with applicable regulatory authorities may require us to obtain clearance prior to our marketing a product containing new material. This clearance process may take a substantial period of time and we cannot assure investors that we would be able to obtain the necessary regulatory approval for a new material to be used in our products on a timely basis, if at all. This could create supply disruptions that would materially adversely affect our business, financial condition, results of operations and future growth prospects.

In addition, we primarily use a subcontractor located in Costa Rica to sterilize our disposable devices. We have the ability to use alternative sterilization service providers for most of our products. If our Costa Rica sterilization service were to be disrupted for any reason, we would be required to use alternative sources with longer processing and logistics cycles, which could lead to a disruption in our ability to supply products for a period do time.

We are dependent on warehouses in the U.S. and Belgium owned and operated by DHL Worldwide Express, Inc. If our ability to use these warehouses is disrupted, we may be unable to supply products to our customers on a timely basis, which could materially adversely affect our business.

The complex nature of the underlying support technologies utilized to exchange critical product information with third party transportation and logistics providers, such as “Electronic Data Interchange,” has, at times, caused disruptions in our ability to deliver products to customers on a timely basis. Failure of these supporting systems could impair our business for the duration of the failure.

Circumstances associated with our integration of acquisitions may adversely affect our operating results.

An element of our growth strategy has been the pursuit of acquisitions of other businesses that expand or complement our existing products and distribution channels. Integrating businesses, however, involves a number of special risks, including:

•	the possibility that management attention may be diverted from regular business concerns by the need to integrate operations;

•	unforeseen costs, difficulties and liabilities in integrating our and the acquired company’s employees, operations and systems;

•	accounting, regulatory, or compliance issues that could arise in connection with, or as a result of, the acquisition of the acquired company;

•	challenges in retaining our customers or the customers of the acquired company following the acquisition;

•	the difficulty of incorporating acquired technology and rights into our products and services; and

•	impairment charges if our acquisitions are not successful due to these risks.

In addition, we may incur debt to finance future acquisitions and may issue securities in connection with future acquisitions, which may dilute the holdings of our current and future stockholders. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our business, financial condition or operating results may be adversely affected.

If we fail to effectively manage our growth, our business, financial condition and operating results could be adversely affected.

Our business has grown in size and complexity over the past few years as a result of internal growth. This growth and increase in complexity have placed significant demands on financial and managerial controls, reporting systems and procedures. In addition, we continue to explore ways to extend our target markets. We will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business. To meet such demands, we intend to continue to invest in new technology, make other capital expenditures, develop management and operating systems, and, where appropriate, hire, train, supervise and manage employees with expertise to handle these particular demands. If we fail to efficiently manage operations in a way that accommodates continued internal growth, our business, financial condition and operating results could be adversely affected.

We recently changed our internal enterprise resource planning (ERP) system which temporarily could impair our ability to efficiently manage the business.

In 2008 we changed our internal ERP system. This new ERP system is the primary system used to collect and disseminate financial, production, sales and other critical data throughout the company. This transition, while generally successful, was a significant internal undertaking and caused the company to incur significant costs and disruptions to its business. Risks associated with this project remain, including:

•	a limited number of employees are trained on how to use the new system;

•	we may not yet fully comprehend the intra-organizational workings of this system, which could lead to misinterpretation of data;

•	the resources we have to continue system enhancements are limited; and

•	some of our International operations have not yet converted to the new system, requiring that we maintain duplicate systems which could result in translation or other errors.

Our business is susceptible to risks associated with international operations.

International operations are generally subject to a number of risks, including:

•	protectionist laws, business practices, licenses, tariffs, and other trade barriers that favor local competition;

•	multiple, conflicting and changing governmental laws and regulations, such as tax laws regulating intercompany transactions;

•	difficulties in managing foreign operations, including staffing, seasonality of operations, dependence on local vendors, and collecting accounts receivable;

•	loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection;

•	foreign currency exchange rate fluctuations; and

•	political and economic instability.

We derived 26.3 percent, 24.2 percent and 20.8 percent of our total product sales for the years ended December 31, 2008, 2007 and 2006, respectively, from customers located outside of the Americas. We expect international revenue to remain a significant percentage of total revenue and we believe that we must continue to expand our international sales activities to be successful. Historically, a majority of our international revenues and costs have been denominated in foreign currencies, and we expect future international revenues and costs will be denominated in foreign currencies. Our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, develop relationships with international sales representatives, and establish relationships with additional distributors. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products.

Our operating results may fluctuate.

In our experience, our results of operations may fluctuate significantly from period to period. Adverse fluctuations due to these factors may adversely affect our level of revenues and profitability, results of operations, financial condition, and future growth prospects in the short and long term:

•	the introduction of new product lines and increased penetration in existing applications;

•	achievement of research and development milestones;

•	the amount and timing of expenditures and the receipt and recognition of license fees; and

•	timing of the receipt of orders and product shipments, absence of a backlog of orders, and the rate of product returns.

Future changes in technology or market conditions could result in adjustments to our recorded asset balance for intangible assets, including goodwill, resulting in additional charges that could significantly impact our operating results.

Our balance sheet includes significant intangible assets, including goodwill and other acquired intangible assets. The determination of related estimated useful lives and whether these assets are impaired involves significant judgments. Our ability to accurately predict future cash flows related to these intangible assets may be adversely affected by unforeseen and uncontrollable events. In the highly competitive medical device industry, new technologies could impair the value of our intangible assets if they create market conditions that adversely affect the competitiveness of our products. We test our goodwill for impairment in the fourth quarter of each year, but we also test goodwill and other intangible assets for impairment at any time when there is a change in circumstances that indicates that the carrying value of these assets may be impaired. Any future determination that these assets are carried at greater than their fair value could result in substantial non-cash impairment charges, which could significantly impact our reported operating results.

We will require a significant amount of cash to fund our working capital needs and planned expenditures. Our ability to generate cash depends on many factors beyond our control.

In September 2009, we terminated our revolving Credit Agreement, which was in default. In the absence of a credit facility, our ability to meet our working capital needs and to fund capital expenditures will depend on our ability to generate cash from operations and effectively manage our cash balances. This is subject to general economic, financial, competitive and other factors that may be beyond our control. We are unable to predict the outcome of ongoing litigation and investigations to which we are a party and these matters could have a material adverse effect on our liquidity and cash flows. See “Part II—Item 1—Legal Proceedings.” We cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient to enable us to fund our other liquidity needs.

As a result, from time to time, we may be required to seek financing from alternative sources. In light of the current capital and credit market disruption and volatility, we cannot assure you that such alternative funding will be available to us on terms and conditions acceptable to us, or at all. In the event that we may be required to support our non-U.S. operations by borrowing U.S. dollars under any future credit facility, we may be exposed to additional currency exchange risk. In addition, we maintain deposit accounts with numerous financial institutions around the world in amounts that exceed applicable governmental deposit insurance levels. We are in discussions with our primary financial institution to transition their cash management services to another financial institution and may suffer significant business disruption if we are unable to effectively transition these services. While we actively monitor our deposit relationships, the unanticipated failure of a financial institution in which we maintain deposits could cause us to suffer losses that could materially harm our results of operations and financial condition.

One Equity Partners, a private equity firm, may have influence on our major corporate decisions.

On September 1, 2009, an affiliate of One Equity Partners, or OEP, acquired our Series A 3.0% Convertible Preferred Stock, or the Series A Preferred Stock. See “Part I—Item 2—MD&A—Liquidity and Capital Resources” for a description of this transaction. As a result of this transaction, OEP became the largest beneficial owner of our stock. At this time, assuming conversion of the Series A Preferred Stock to our common stock, including make-whole amounts as defined in the Certificate of Designation for the Series A Preferred Stock but excluding outstanding options and warrants held by other parties, OEP would represent an ownership interest of approximately 17.8 percent of our voting stock. In connection with this transaction, we expanded the Board of Directors to eight members and granted OEP the right to nominate two directors. Effective September 1, 2009, Messrs. Gregory Belinfanti and Christian Ahrens, both Partners of OEP, were appointed to our Board of Directors.

Consequently, OEP may have the ability to influence our Board of Directors and/or matters requiring stockholder approval, subject to the restrictions placed on OEP by the Securities Purchase Agreement, including without limitation OEP’s agreement to vote for any director nominated by the Board and to comply with the terms of the standstill.

From and after the first anniversary of the investment OEP is free to convert the Series A Preferred Stock into our common stock and, subject to the registration requirements of the federal securities laws, dispose of such stock, which could result in a decrease of the market price of our common stock, particularly if such dispositions are made in the open market and are substantial.

We may not be able to comply with the redemption rights, registration rights, and other rights of our holders of Series A Preferred Stock and our obligations under the Registration Rights Agreement with our holders of Series A Preferred Stock.

On September 1, 2009, we sold 75,000 shares of our Series A 3.00 percent Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) to OEP AC Holdings, LLC, or OEP, under a securities purchase agreement with OEP for an aggregate purchase price of $75.0 million. After September 1, 2014, or in connection with a change in control, the holders of our Series A Preferred Stock may require us to redeem any or all outstanding shares of Series A Preferred Stock at the liquidation preference of such redeemed Series A Preferred Stock including any applicable make-whole adjustment. We may not have sufficient liquidity to comply with the redemption right of our holders of Series A Preferred Stock at that time if such right is exercised. Alternatively, if we are able to comply with the redemption right of the holders of our Series A Preferred Stock, we may have insufficient remaining liquidity to conduct our business, which would materially adversely affect our business, liquidity, and financial condition.

In addition, pursuant to the Registration Rights Agreement between us and the holders of our Series A Preferred Stock, we agreed to use our best efforts to become current in our SEC periodic reporting requirements and thereafter file a registration statement on Form S-1 prior to September 1, 2010 to register the resale of the Common Stock underlying the Series A Preferred Stock. If a registration statement is not timely filed or does not become effective in accordance with the requirements of the Registration Rights Agreement, a Registration Default, then we shall pay the holders of the Series A Preferred Stock 2.00 percent per annum of the original liquidation preference of the Series A Preferred Stock, accruing from the date of the Registration Default until the Registration Defaults is cured.

We have experienced significant management changes which could have a material adverse effect on our business and our results of operations.

Since December 2008, several of our senior executive officers resigned from the Company, including our former President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President, Strategic Business Units; and Senior Vice President and General Manager, Spine Business Unit. There have also been several internal management changes to fill key positions. It may take time for the new management team to become sufficiently familiar with our business to effectively develop and implement our business strategies. These changes in key management positions could harm our financial performance and results of operations. Management attention may be diverted from regular business concerns by the restatement and these reorganizations.

We are dependent upon key management, technical personnel and advisors, and loss of our key personnel and advisors could have a material adverse effect on our business and results of operations.

The loss of the services of one or more key employees or consultants could have a material adverse effect on us. Our success also depends on our ability to attract and retain additional highly qualified management and technical personnel. We face intense competition for qualified personnel, any of whom often receive competing employment offers. We cannot assure you that we will continue to be able to attract and retain such personnel. The process related to the restatement of our financial results has impacted the amounts, timing and forms of employee compensation. These impacts could materially impact our ability to attract and retain essential managerial and technical personnel. Loss of key personnel would materially impact our ability to meet our financial and operational objectives and could have a material adverse effect on our business and our results of operations.

Delaware law and provisions in our charter could make the acquisition of our company by another company more difficult, which could adversely affect our stock price.

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of our company. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain provisions of our certificate of incorporation and bylaws allow us to issue preferred stock without any vote or further action by the stockholders, to eliminate the right of stockholders to act by written consent without a meeting, to specify advance notice and other procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings, and to eliminate cumulative voting in the election of directors. Certain provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. These provisions of Delaware law, our certificate of incorporation, and our bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of our stock.